Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers
President and Chief Executive Officer
(909) 980-4030

George A. Borba, Jr. Named Director of CVB Financial Corp.

Ontario, CA, November 14, 2012 – CVBF (NASDAQ) – George A. Borba, Jr. was appointed a Director of CVB Financial Corp., effective today. He was also named a Director of Citizens Business Bank. Citizens Business Bank is the wholly owned banking subsidiary of CVB Financial Corp.

“The Board of Directors is pleased and honored to have George Borba, Jr. join the Board. George brings his extensive industry knowledge and experience in dairy, livestock and agriculture to our team” stated Ronald O. Kruse, Chairman of the Board of CVB Financial Corp. and Citizens Business Bank. “He will be an outstanding addition and help represent our growing presence in the Central Valley area of California.”

Mr. Borba became a partner in George Borba and Son Dairy in 1990. He is currently President and CFO of Bellanave Dairy Corp. and Partner and CFO of West Kern Dairy, both in Bakersfield. On a combined basis, these two dairies represent one of the larger operations in California with over 10,000 milking cows. George also manages 7,000 acres of irrigated, agricultural farmland.

Mr. Borba earned a Bachelor of Science Degree in Agricultural Business Management with a concentration in Finance from the California Polytechnic University in San Luis Obispo. He has served on the Board of the San Bernardino Zone 1 Flood Control and the Western United Dairymen. George is also active in the Bakersfield community serving as a board member of St. Francis Catholic Church Finance Council and as a past board member of St. Faustinas Maternity Home.

CVB Financial Corp. is the holding company for Citizens Business Bank, a $6.3 billion financial services company based in Ontario, California. Citizens Business Bank serves 40 cities with 41 Business Financial Centers, five Commercial Banking Centers and two trust office locations in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.